EX-28.d.4.i.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND WELLINGTON MANAGEMENT COMPANY LLP

Effective December 14, 2016

Amended effective as of June 1, 2022*

Funds of the Trust	Subadvisory Fees
Nationwide International Small Cap Fund	0.50% on all Subadviser Assets

*	As approved at the Board of Trustees Meeting held on June 14-15, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, CIO

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, CIO

SUBADVISER
WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Eric Tanaka
Name:	Eric Tanaka
Title:	Senior Managing Director